UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):
March 28, 2006 (March 22, 2006)
PEROT SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22495	75-2230700
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)
2300 West Plano Parkway
Plano, Texas 75075
(Address of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code:
(972) 577-0000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     Perot Systems Corporation (the “Company”) has entered into change-in-control severance agreements with each of the Company’s executive officers and has amended its incentive award programs to provide change in control severance benefits to participants in those plans. The material terms of these agreements and plan amendments are summarized below. Reference is made to the form of change-in-control severance agreement and the plan amendments filed as exhibits to this Form 8-K, and each statement is qualified by such reference. The Company is not currently in discussions with any party regarding a transaction that would result in a change in control of the Company.
Change-in-Control and Severance Agreements
     The agreements that the Company has entered into with its executive officers continue through December 31, 2007, and provide for automatic extensions in one-year increments unless the Company gives prior notice of termination.
     These agreements are intended to provide for continuity of management in the event of a change in control. The agreements provide that the covered executive officers could be entitled to certain severance benefits following a change in control (as described below) of the Company. If, during a specified period following such a change in control, the executive officer is terminated for any reason, other than for cause (as defined in the agreements), or if such executive officer terminates his or her employment for a specified reason (as defined in the agreements), then the executive officer would be entitled to:
•	cash severance payments equivalent to two times the sum of the executive officer’s base salary in effect at the time of termination;

•	cash severance payments equivalent to two times a prescribed incentive payment allowance (based on a fixed percentage, as set forth below, of the executive officer’s base salary) for the year in which termination occurs, which payments are expected to vary from actual target bonuses and historical bonus payments;

•	cash payment of a prorated bonus for the year in which termination occurs; and

•	continued health care coverage (including for the executive’s spouse and eligible dependents) for up to six months after the involuntary termination.
     In addition, upon an involuntary termination following a change in control, all restrictions on restricted stock awarded to such executive officer would lapse and all unvested options, stock appreciation rights and other awards granted to such executive officer under the Company’s 2001 Long-Term Incentive Plan and other stock incentive plans would automatically vest and become exercisable for the remainder of the term of the option.
     In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will “gross up”, on an after-tax basis, the executive officer’s compensation for all federal, state and excise taxes and any penalties and interest.
     Under the change-in-control and severance agreements, a “change in control” would include any of the following events:
•	any “person,” as defined in the Securities Exchange Act of 1934, as amended, acquires 30 percent or more of the Company’s voting securities, unless the person acquires such securities from the Company;

•	a majority of the Company’s directors are replaced and are not nominated by the incumbent members (as defined in the agreements) of the Company’s board of directors;

•	the consummation of a merger, reorganization, consolidation or sale of all or substantially all of the Company’s assets, unless (i) the holders of the Company’s voting securities would retain more than 60 percent of the voting securities of the entity resulting from such transaction, (ii) no “person” beneficially would own more than 30 percent of the voting securities of the entity resulting from such transaction, and (iii) we would retain at least a majority of the directors of the entity resulting from such transaction; or

•	the Company’s shareholders approve the liquidation or dissolution of the Company.
     In the change-in-control severance agreements summarized above, the incentive payment allowance for each of the Company’s executive officers to be used in computing any severance will be determined using the percentage of Base Salary set forth next to such officer’s name below:

Name	Allowance as a Percentage of Base Salary
Peter A. Altabef	100%
Ross Perot, Jr.	100%
Russell Freeman	80%
Chuck Lyles	70%
David Sanders	70%
Thomas D. Williams	70%
James Ballard	70%
Darcy Anderson	70%
Padma Ravichander	70%
Jeffery Renzi	70%
James Champy	60%
John King	50%
Plan Amendments
     The Company has adopted amendments to the Perot Systems Corporation 2001 Long-Term Incentive Plan, the Perot Systems Corporation 1991 Stock Option Plan, and the Perot Systems Corporation 1989 Restricted Stock Plan (collectively, the “Plans”) to provide change-in-control severance benefits with respect to all awards under the Plans. If, during a specified period following a change in control of the Company (as defined with respect to the executive officer agreements and described above), an associate of the Company is terminated for any reason, other than for cause (as defined in the Plans), or if such associate terminates his or her employment for a specified reason (as defined in the Plans), then all restrictions on restricted stock awarded to such associate would lapse and all unvested options, stock appreciation rights and other awards granted to such associate under the Plans would automatically vest and become exercisable for the remainder of the term of the option. The adopted amendments do not increase the number of shares of the Company’s stock available under the Plans.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
Exhibits.

Exhibit
Number	Description
10.1	Restricted Stock Plan, as amended through March 22, 2006.

10.7	Amended and Restated 1991 Stock Option Plan, as amended through March 22, 2006.

10.9	2001 Long Term Incentive Plan, as amended through March 22, 2006.

10.40	Form of Change-in-Control Severance Agreement.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2006	PEROT SYSTEMS CORPORATION
	By:	/s/ Rex C. Mills
Rex C. Mills
Assistant Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description
10.1	Restricted Stock Plan, as amended through March 22, 2006.

10.7	Amended and Restated 1991 Stock Option Plan, as amended through March 22, 2006.

10.9	2001 Long Term Incentive Plan, as amended through March 22, 2006.

10.40	Form of Change-in-Control Severance Agreement.